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                                                                     EXHIBIT 5.1

                    [Fulbright & Jaworski L.L.P. Letterhead]

May 26, 1998

EVI, Inc.
5 Post Oak Park, Suite 1760
Houston, Texas 77027-3415

Ladies and Gentlemen:

We have acted as counsel to EVI, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the
"Act") of an aggregate of 1,761,594 shares (the "Shares") of the Company's common stock, $1.00 par value (the "Common Stock"), of which (i) 31,825 shares are to be offered upon the terms and subject to the conditions set forth in the Weatherford Enterra, Inc. Amended and Restated Non-Employee Director Stock Option Plan, (ii) 34,865 shares are to be offered upon the terms and subject to the conditions set forth in the Weatherford International Incorporated 1987 Stock Option Plan, as amended and restated, (iii) 1,207,989 shares are to be offered upon the terms and subject to the conditions set forth in the Weatherford Enterra, Inc. 1991 Stock Option Plan, as amended and restated, (iv) 48,165 shares are to be offered upon the terms and subject to the conditions set forth in the D. Dale Wood Stock Option Agreement, (v) 13,000 shares are to be offered upon the terms and subject to the conditions set forth in the Weatherford Enterra, Inc. Stock Appreciation Rights Plan, as amended, (vi) 35,150 shares of Common Stock are to offered upon the terms and subject to the conditions set forth in the Weatherford Enterra, Inc. Restricted Stock
Incentive Plan,as amended and restated, (vii) an aggregate of 250,000 shares are to be offered upon the terms and subject to the conditions set forth in the Amended and Restated Change of Control Agreements between Weatherford Enterra, Inc. and each of James R. Burke, Jon Nicholson, Norman W. Nolen and H. Suzanne Thomas, the Change of Control Agreements between Weatherford Enterra, Inc. and each of Thomas R. Bates, Jr. and Randall D. Stilley and the Amended and Restated Change of Control Agreements dated August 16, 1996, between Weatherford
Enterra, Inc., and each of Philip D. Gardner, James D. Green, Weldon W. Walker and F. Thomas Tilton, (viii) 65,600 shares are to be offered upon the terms and subject to the conditions set forth in the Weatherford Enterra, Inc. Amended and Restated Employee Stock Purchase Plan (all of such plans referred to in clauses (i) through (viii) collectively referred to as the "Weatherford Plans") and (ix) 75,000 shares are to be offered upon the terms and subject to the conditions set forth in the Employment Agreement dated March 16, 1998, between the Company and Curtis W. Huff (such agreement and the Weatherford Plans collectively referred to as the "Plans"). The Shares issuable pursuant to the Weatherford Plans will be issuable by the Company subject to the completion of the merger of Weatherford Enterra, Inc., a Delaware corporation ("Weatherford"), with and into the Company pursuant to an Agreement and Plan of Merger dated as of March 4, 1998, as amended, between the Company and Weatherford (the "Merger Agreement").

              In connection therewith, we have examined or considered originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation of the Company, as amended, the By-laws of the Company, the Plans, the Merger Agreement, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents, instruments and corporate records as we have deemed necessary or appropriate for the expression of the opinions contained herein. We have also reviewed the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to the Shares.

              We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

              Based on the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the applicable Plan will be duly and validly issued, fully paid and nonassessable.

              The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Item 5. Interests of Named Experts and Counsel" in the Registration Statement.

                                   Sincerely,

                                   Fulbright & Jaworski L.L.P.